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                           May 13, 2021

       Urban Forssell
       Chief Executive Officer
       Neonode Inc.
       Karlav  gen 100, 115 26
       Stockholm, Sweden

                                                        Re: Neonode Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 10, 2021
                                                            File No. 333-255964

       Dear Mr. Forssell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Beverly
Singleton at (202) 551-3328 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing